                                                                   EXHIBIT 10.10

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT
                 The Dow Chemical Company - Symyx Technologies

        This COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement"), effective as of January 1, 1999 (the "Effective Date"), is made by and between Symyx Technologies, a California corporation having a principal place of business at 3100 Central Expressway, Santa Clara, California 95051 ("Symyx"), and The Dow Chemical Company, a Delaware corporation, having a principal place of business at 2030 Willard H. Dow Center, Midland, Michigan 48674 ("TDCC").

                                   BACKGROUND

A. Symyx owns and is developing novel, proprietary methods for the combinatorial preparation and screening of novel materials and has conducted certain materials discovery research focused on the discovery and enhancement of catalysts and other materials; and

B. TDCC owns and is developing proprietary process technology related to manufacture of various olefin polymers by means of gas phase, slurry, solution and/or high pressure processes, which technology includes catalyst systems, process steps, polymer resins and blends and applications for polymer resins and blends; and

C. Symyx and TDCC desire to collaborate to research, develop and commercialize certain catalysts useful for synthesis of olefin polymers and polymers resulting from such synthesis on the terms and conditions set forth below.

        NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth herein, it is agreed by and between the parties as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        1.1     "Added Value" shall have the meaning set forth in Section
5.2.1(i).

        1.2 "Affiliate" shall mean any entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute control. In addition, any entity directly or indirectly owned or controlled by, or owning or controlling, TDCC or Symyx at the maximum control or ownership right legally permitted in a country where such entity exists, shall be deemed to constitute control provided that it in fact results in actual control over the management, business and affairs of such entity.

        1.3 "Agreement Compound" shall mean any Lead Compound or Derivative Compound.

        1.4 "Combinatorial Chemistry Technology" shall mean Combinatorial Chemistry Patent Rights and Combinatorial Chemistry Know-How.

                1.4.1 "Combinatorial Chemistry Patent Rights" shall mean (i) all U.S. patent applications claiming any inventions or discoveries related to Combinatorial Chemistry, (ii) all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations and extensions of (i) above, (iii) foreign counterparts of any of the preceding of (i) or (ii) above, and (iv) patents, utility models or similar grants of rights issuing from any of the preceding of (i), (ii) or (iii) above .

                1.4.2 "Combinatorial Chemistry Know-How" shall mean inventions, information, data, or materials related to Combinatorial Chemistry, excluding any inventions claimed in the Combinatorial Chemistry Patent Rights.

                1.4.3 "Combinatorial Chemistry" shall mean techniques, methodologies, processes, synthetic routes or instrumentation useful for the simultaneous, parallel or rapid serial: (i) synthesis, (ii) processing, (iii) analysis, or (iv) characterization of more than ten (10) compounds, compositions or mixtures in quantities of less than ten (10) grams.

        1.5 "Confidential Information" shall mean any information disclosed by one party (or by an Affiliate of a party on behalf of that party) to the other party or its representatives in connection with this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential" or "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include information that is disclosed orally or by observation, provided that such information is designated as confidential at the time of disclosure and confirmed in writing as confidential within thirty (30) days after such disclosure.

        1.6 "Coordination Polymerization" shall mean a metal mediated polymerization that proceeds by a polymerization reaction other than free radical, controlled free radical, and carbocationic mechanisms. For the Vinyl Chloride Field and Polar Comonomer within Exhibit A, Coordination Polymerization mechanisms will be determined by examination of the effect of the metal on the relative copolymerization rate constants: i.e., monomer selectivities. In controlled free radical and free radical polymerizations the metal is not involved in the propagation steps and therefore it does not affect the microstructure, sequence distributions, or comonomer content in a copolymerization. The presence and structure of the active metal complex in a Coordination Polymerization must have a direct and significant effect on the microstructure and comonomer content of the polymer because the metal is involved in each propagation step during the polymerization. A test for Coordination Polymerization would be to run two derivatives of the catalyst family (e.g. one with bulky ligands, one less bulky) in a copolymerization; changes in composition of the polymer will be indicative of Coordination Polymerization. Tests comparing the composition and r1/r2 of polymers obtained using conventional free radical initiators with those obtained using the "catalyst" will also be performed.

        1.7     "Designated Compound" shall have the meaning set forth in
Section 4.1.3.

        1.8 "Designated Polymer" shall have the meaning set forth in Section 4.1.3.

        1.9 "Derivative Compound" shall mean any compound or mixture or composition of matter which is derived by or under authority of TDCC or its Affiliates from a Library Compound. As used in this Agreement, a compound, mixture or composition of matter shall be deemed to have been "derived from" a Library Compound if it (i) results from a chemical synthesis program based on a Library Compound or (ii) results from the use of Program Technology relating to one or more Library Compounds, or (iii) is within the scope of patent claims of any patent or patent application where the inventive feature relates to one or more Library Compounds or compounds, mixtures or compositions of matter described in (i) or (ii) above. Derivative Compound shall also include a compound, mixture or composition of matter that is derived, as described in (i) through (iii) above, from another Derivative Compound. Notwithstanding the foregoing, a compound, mixture or composition of matter other than a Library Compound that is first identified as an Olefin Polymer or as a catalyst useful in the synthesis of an Olefin Polymer more than five (5) years after the end of the Research Program shall not be deemed a Derivative Compound. It is understood that compounds developed independently by TDCC without the use of Library Compounds, Confidential Information of Symyx, or Program Technology, shall not be deemed to be a Derivative Compound.

        1.10    "Direct Modification" shall have the meaning set forth in
Section 4.1.3.

        1.11    "Discovery Tools" shall have the meaning set forth in Section
2.8.

        1.12    "EPDM" shall have the meaning set forth in Section 2.5.

        1.13    "Executive Committee" shall have the meaning set forth in
Section 3.6.

        1.14 "Field" means the discovery, development and use of catalysts to make Olefin Polymers through Coordination Polymerization in a defined reaction agreed upon by the parties. The Fields are set forth in Exhibit A.

        1.15 "FTE" shall mean a full-time employee or independent contractor utilized for the conduct of the Research Program or, in the case of less than full-time dedication, a full-time equivalent person-year, based on a total of forty-six and 1/4 (46.25) weeks or one thousand eight hundred fifty (1,850) hours per year, of work on or directly related to the Research Program.

        1.16    "Independent TDCC Research" shall have the meaning set forth in
Section 2.3.3.

        1.17    "Joint Invention" shall have the meaning set forth in Section
7.1.

        1.18 "Lead Compound" shall mean a Library Compound which meets the specific physical, chemical and/or catalytic properties established either in the Research Plan or by the Research Committee for identifying a Lead Compound. The procedure for identifying a Lead Compound is set forth on Exhibit B hereto. It is understood and agreed that any Library Compound that is transferred from Symyx to TDCC and subsequently commercialized by or under authority of TDCC or its Affiliates shall be deemed a Lead Compound.

        1.19 "Library Compound" shall mean any compound or mixture or composition of matter screened or prepared by or on behalf of Symyx in the course of the Research Program in order to determine its usefulness as an Olefin Polymer or as a catalyst for making an Olefin Polymer in connection with a Field. However, any compound, mixture or composition of matter provided to Symyx by TDCC (or by an Affiliate of TDCC on behalf of TDCC) for screening as a catalyst, an activator, a scavenging agent or a support provided under another agreement shall not be deemed to be a Library Compound.

        1.20 "Manufacturing Costs" shall mean (i) all direct and indirect costs related to the manufacture by TDCC or its Affiliates of Products, including costs for personnel, materials, quality control, regulatory compliance, administrative expenses, subcontractors, fixed and variable manufacturing overhead costs and business unit or division costs reasonably allocable to the manufacture of Products, as determined and allocated in accordance with generally accepted accounting principles, consistently applied, excluding costs for excess manufacturing capacity not reasonably related to projected demand for Products, or (ii) with respect to Products purchased from a Third Party vendor, reasonable amounts actually paid to the vendor for such Products in arm's length transactions.

        1.21 "Net Income" shall mean the pro forma amounts attributable to royalties, license and other fees projected to be received, and projected Net Sales with respect to a Product, less the projected: (a) Manufacturing Costs for such Product; and (b) reasonable expenses incurred by TDCC or its Affiliates in connection with the marketing, shipping or sale of the Product, and general and administrative expenses relating thereto, all as determined and allocated in accordance with generally accepted accounting principles, consistently applied.

        1.22 "Net Sales" shall mean the invoice price billed by TDCC or its Affiliates to Third Parties for the sale of Products, after deduction of (1) cash, trade and/or quantity discounts actually allowed; (2) amounts repaid or credited by reason of rejections or returns of goods, recalls, chargebacks, defects, rebates (including government mandated rebates); (3) freight, postage, and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excises, sales taxes, value added taxes, and duties actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the amount of fair market value of all other consideration received by TDCC or its Affiliates in respect of sale of Products, whether such consideration is in cash, payment in kind, exchange or another form. In the case of a transfer of Products between TDCC and one of its Affiliates or between two Affiliates of TDCC for any purpose other than research, development or sampling, Net Sales shall where feasible be determined as provided in Section 5.2.1(vii).

        1.23 "Olefin Polymers" shall mean any polymer within the scope of Exhibit A.

        1.24 "Outside Technology" shall have the meaning set forth in Section 2.3.3.

        1.25 "Product" shall mean any product that (i) contains an Agreement Compound, and/or (ii) contains a reaction product or other chemical derivative of an Agreement Compound, (iii) utilizes in its manufacture any method or process within the Program Technology developed by Symyx or developed jointly by Symyx and TDCC, or (iv) utilizes an Agreement Compound in its manufacture, e.g., as a catalyst.

        1.26 "Program Experiment" shall have the meaning set forth in Section 2.1.1(b).

        1.27    "Program Technology" shall mean Program Patents and Program
Know-How.

                1.27.1 "Program Know-How" shall mean inventions, information, data, or materials developed by Symyx or TDCC or jointly by Symyx and TDCC in each case in the course of the Research Program that are useful for the manufacture, use or sale of Agreement Compounds or Products; provided, however, that Program Know-How shall not include any Combinatorial

Chemistry Technology, Outside Technology, any invention claimed in the Program Patents or results of Independent TDCC Research.

                1.27.2 "Program Patents" shall mean (i) all U.S. patent applications claiming any inventions or discoveries conceived and reduced to practice in the course of the Research Program by Symyx or TDCC or jointly by Symyx and TDCC, or conceived by Symyx before the Research Program and reduced to practice in the Research Program, which claim an Agreement Compound or a Product, or method or process for the manufacture of an Agreement Compound or Product, or a composition-of-matter containing an Agreement Compound or Product, or a method or process for the use of an Agreement Compound in or for the manufacture of a Product, in each case that are necessary or materially useful for the manufacture, use or sale of Agreement Compounds or Products in the Field, (ii) all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations and extensions of (i) above, (iii) foreign counterparts of any of the preceding of (i) or (ii) above, and (iv) patents, utility models or similar grants of rights issuing on any of the preceding of (i), (ii) or (iii) above. It is understood and agreed that Program Patents shall not include any Combinatorial Chemistry Technology or results of Independent TDCC Research.

        1.28    "Research Committee" shall have the meaning set forth in Section
3.1.

        1.29    "Research Plan" shall have the meaning set forth in Section 2.1.

        1.30 "Research Program" shall mean the program of research conducted by Symyx and/or TDCC on a collaborative basis under this Agreement for the purpose of identifying and optimizing Agreement Compounds for use as catalysts in the Field. It is understood that the Research Program does not include screening of compounds, mixtures or compositions of matter provided to Symyx by TDCC (or by an Affiliate of TDCC on behalf of TDCC) for screening as a catalyst, an activator, a scavenging agent or a support, which research is to be conducted under terms of a separate agreement.

        1.31    "Research Program Term" shall have the meaning described in
Section 2.2.

        1.32 "Sublicensee" shall mean, with respect to a particular Product, a Third Party to whom TDCC or its Affiliate has granted a license or sublicense to make, use and sell such Product.

        1.33 "Symyx Patents" shall mean all U.S. patent applications filed on or before or claiming priority on or before the date five (5) years after the end of the Research Program claiming any inventions or discoveries owned or controlled by Symyx (or by any wholly-owned subsidiary of Symyx) which claim an Agreement Compound or a Product, or method or process for the manufacture of an Agreement Compound or Product, or a composition-of-matter containing an Agreement Compound or Product, or a method or process for the use of an Agreement Compound in or for the manufacture of a Product, in each case that are necessary or materially useful for the manufacture, use or sale of Agreement Compounds, or Products in the Field (excluding EPDM), (ii) all divisions, substitutions, continuations, continuation-in-part applications, and reissues, re-examinations and extensions of (i) above, (iii) foreign counterparts of any of the preceding of (i) or (ii) above, and (iv) patents, utility models or similar grants of rights issuing on any of the preceding of (i), (ii) or (iii) above. Notwithstanding the foregoing, it is understood and agreed that "Symyx Patents" shall not include patent applications or patents claiming inventions made by Symyx or its wholly-owned subsidiary (solely or jointly) in collaboration with, or as part of a research program funded by, a Third Party if such collaboration or research program is not directed to the screening, discovery, or optimization of catalysts and catalyst systems (including but not limited to catalyst supports, activators and scavenging agents) in the Field for the purpose of making Olefin Polymers or the discovery or development of Olefin Polymers using such catalysts and catalyst systems in the Field.

        1.34 "Third Party" shall mean any party other than Symyx and its Affiliates, TDCC and its Affiliates, and their permitted assignees.

                                    ARTICLE 2
                                RESEARCH PROGRAM

        2.1 Research Program. Subject to the terms and conditions set forth herein, Symyx and TDCC shall conduct the research activities in the Fields in a collaborative effort in accordance with an agreed upon written plan describing the research activities to be conducted by each party (the "Research Plan"). The initial Research Plan has been agreed upon by the parties in writing prior to the Effective Date.

                2.1.1 Responsibility - Symyx. During the term of the Research Program, Symyx shall use efforts that are reasonable in the circumstances and consistent with professional standards applicable to research in the Field as well as relevant standards applied by Symyx in conducting research outside the Research Program, to conduct research activities in accordance with the Research Plan to identify, discover or synthesize catalysts for making Olefin Polymers in the Fields by preparing and screening Library Compounds as set forth in the Research Plan.

                (a) Compounds Already Identified. Symyx shall make available for evaluation in the Research Program any compound, mixture or composition of matter which was screened or prepared by or on behalf of Symyx prior to the Effective Date or during the Research Program Term and is both (i) owned or controlled by Symyx to the extent that no obligations to any Third Party will be violated by use of the compound, mixture or composition in the Research Program and (ii) believed by Symyx to be potentially useful as a Lead Compound or a precursor of a Lead Compound.

                (b) FTEs and Experiments. During each calendar year quarter of the Research Program Term, Symyx shall, in its discretion taking into consideration what is required to achieve the objectives of the Research Plan, either (i) utilize nine (9) FTEs to conduct the Research Program or (ii) conduct at least seven thousand five hundred (7,500) separate Program Experiments in the Research Program. Each FTE utilized by Symyx shall be qualified for the activities assigned to him or her under the Research Program. The FTEs will include FTEs for Chemistry, Engineering, Database and Software. The initial FTEs for Chemistry will be selected from the list set forth in Exhibit E, and may include fractions of the time of one or more of the listed persons, provided that individuals with special skills or expertise identified as "Key Personnel" in Exhibit E shall be available for minimum fractions of their work time during each calendar year quarter of the Research Program Term as may be reasonably required consistent with the Research Plan. It is understood and agreed that in the event one or more "Key Personnel" are not available due to circumstances beyond the reasonable control of Symyx, Symyx shall use commercially reasonable efforts to maintain the overall level of skills and expertise by replacing one or more of the "Key Personnel" listed on Exhibit E. The Key Personnel identified in Exhibit E may also be amended by mutual agreement of Symyx and TDCC and TDCC shall not unreasonably withhold approval of changes in Key Personnel in Exhibit
E. As used herein, a "Program Experiment" shall include (A) an attempt to synthesize a compound, mixture or composition of matter for use as a potential catalyst, and (B) an attempt to carryout a polymerization reaction related to the Field using such compound, mixture or composition of matter, and (C) measurement of a property of either the potential catalyst or resulting polymer, if any (e.g., activity of potential catalyst or physical/chemical properties of polymer). It is understood and agreed that if different potential catalysts are used in different experiments, or if two or more experiments are run using the same potential catalyst in an attempted polymerization reaction that is run with different monomers or different reaction parameters, or if measurement is made of different properties, then such experiments shall be deemed to be separate Program Experiments. The Program Experiments conducted by Symyx during the Research Program will be selected consistent with the objectives set forth in the Research Plan. Duplication of Program Experiments during the Research Program will be avoided unless required as a control or for other valid research purposes consistent with the objectives set forth in the Research Plan.

                (c) Other Responsibilities. Symyx shall use reasonable efforts to ensure that the most efficient and effective Combinatorial Chemistry Technology reasonably available to Symyx are made available for conducting the Research Program. At TDCC's request, Symyx will use commercially reasonable efforts to provide samples of up to ten (10) grams of any Lead Compound; however, if such sample cannot be provided at a commercially reasonable cost, Symyx will so notify

TDCC and the parties shall meet to discuss how to proceed. Notwithstanding any other provision of this Agreement, Symyx shall not, without its consent, be required to perform research activities other than in accordance with the Research Plan, or utilize more than nine (9) FTEs (or, if applicable, perform more than 7,500 Program Experiments) in any given calendar year quarter during the Research Program Term.

                2.1.2 Responsibility - TDCC. During the Research Program Term, TDCC shall (i) conduct research activities in accordance with the Research Plan to identify, discover or synthesize catalysts for making Olefin Polymers in the Fields, and (ii) to provide Symyx technical information and technical support reasonably necessary to conduct of the Research Program in accordance with the Research Plan. TDCC's efforts in conduct of the Research Program shall be reasonable in the circumstances and consistent with professional standards applicable to research in the Field as well as relevant standards applied by TDCC in conducting research outside the Research Program. Notwithstanding any other provision of this Agreement, TDCC shall not, without its consent, be required to disclose proprietary information to Symyx which is not essential to conduct of the Research Program or to provide equipment or materials.

        2.2 Research Program Term. The Research Program Term shall commence on the Effective Date and, unless earlier terminated, continue thereafter for a period of three (3) years, or such other period as the parties may mutually agree in writing.

        2.3     Exclusivity and Independent Research.

                2.3.1 In the Field. During the Research Program Term, Symyx shall not conduct any research activities outside the Research Program, on its own behalf or on behalf of any Third Party, directed to the screening, discovery, and optimization of catalysts and catalyst systems, including but not limited to catalyst supports, activators and scavenging agents, for the purpose of making Olefin Polymers within the scope of the Field. In addition, during the Research Program Term, Symyx shall not knowingly provide Library Compounds to a Third Party for use in screening, discovery, and optimization of catalysts and catalyst systems (including but not limited to catalyst supports, activators and scavenging agents) for the purpose of making Olefin Polymers.

                2.3.2 Other Polyolefin Research by Symyx. It is understood that Symyx will conduct research activities outside the Research Program ("Other Polyolefin Research") during the Research Program Term for itself and/or Third Parties for the purpose of identifying catalysts for making polyolefins other than in the Field. In the event some Symyx employees work on both the Research Program and the Other Polyolefin Research, Symyx shall use good faith commercially reasonable efforts to avoid potential conflicts or overlaps between the Research Program and Other Polyolefin Research and misappropriation of any Confidential Information. It is understood that the Library Compounds are regularly used by Symyx and that Symyx can use and screen the Library Compounds for any use on its own behalf or for Third Parties, including without limitation for Other Polyolefin Research, except to the extent that Symyx has granted to TDCC exclusive rights to screen and optimize the Library Compounds in the Field as set forth in Section 2.3.1. In the event that Symyx becomes aware of information, data, materials or inventions which Symyx believes may advance the Research Program, in the course of conducting research outside of the Research Program at its own expense or in collaboration with a Third Party, Symyx will make available these information, data, materials and inventions for use in the Research Program to the extent it is free to do so without violating obligations to any Third Party; provided, however, it is understood that this provision shall not impose, or be construed to impose, any obligation on Symyx to identify or make itself aware of any such information, data, materials and inventions.

                2.3.3 Independent TDCC Research. It is understood that this Agreement shall not prohibit TDCC from conducting research activities outside of and independent from the Research Program ("Independent TDCC Research") during the Research Program Term for itself and/or with Third Parties for the purpose of identifying catalysts for making polymers including but not limited to Olefin Polymers, developing new polymers including but not limited to Olefin Polymers and developing, evaluating or utilizing Combinatorial Chemistry Technology. In the event some TDCC employees work on both the Research Program and the Independent TDCC Research, TDCC shall use good faith commercially reasonable efforts to avoid potential conflicts or overlaps between the Research Program and Independent TDCC Research and misappropriation of any Confidential Information of Symyx. In the event that TDCC in the course of conducting research outside of and independent from the Research Program discovers information, data, materials or inventions ("Outside Technology") which TDCC believes may advance the Research Program, TDCC may make such Outside Technology available for use in the Research Program the extent it is free to do so without violating obligations to any Third Party, and it is understood that such Outside Technology shall not be deemed to be Program Technology; provided, however, that information, data, materials or inventions made in the Research Program shall be deemed to be Program Technology whether or not such information, data, materials or inventions were made using Outside Technology.

        2.4 Changes to Fields. The initial Fields activated in the Research Plan shall be two or more Fields designated in the Research Plan. During the Research Program Term, TDCC and Symyx may agree to conduct research in one or more additional Fields, or to amend Exhibit A to create a new Field. In the event that TDCC and Symyx agree to a new Field, this will be documented by appropriate written modifications to the Research Plan, including criteria for identifying a Lead Compound in such Field, and appropriate modifications in writing to the staffing plan of the Research Program activities in connection with such Field. TDCC and Symyx may also agree to discontinue activity in one or more Fields by written modifications to the Research Plan. Appropriate modifications or adjustments to staffing of the Research Program will be agreed to reflect any changes in activity of the Fields. The Research Committee described in Section 3.1 shall in general provide direction for any changes in Fields and make formal recommendations to the Executive Committee. Symyx shall not unreasonably refuse to agree to changes proposed by TDCC to change activity in the Fields. TDCC shall not unreasonably refuse to agree to adjustments in staffing of the Research Program proposed by Symyx as a consequence of any changes in the activity of the Fields.

        2.5 EPDM. For a period of two (2) years commencing on the Effective Date, Symyx will not conduct research on its own behalf or on behalf of any Third Party for the purpose of discovering or developing catalysts to make ethylene propylene diene monomer polymers ("EPDM"), except as provided in this
Section 2.5. If Symyx wishes to work on catalysts for the purpose of making EPDM, either on its own behalf or on behalf of a Third Party, Symyx will notify TDCC in writing. If TDCC wishes to either fully fund the work by Symyx in this EPDM program, if there is no Third Party, or share the cost of the program, if there is a Third Party, TDCC may so notify Symyx in writing and the parties will negotiate terms for such EPDM program. If TDCC does not wish to participate in the EPDM program, and TDCC does not give Symyx written consent to conduct such program on its own behalf or on behalf of a Third Party, then Symyx shall not conduct or initiate the EPDM program prior to two years after the Effective Date. TDCC understands that Symyx may have similar obligations to a Third Party in connection with the Other Polyolefin Research as described in Section 2.3.2 with respect to EPDM. Notwithstanding the foregoing, in the event that a Third Party provides to Symyx compounds and/or potential catalysts for making EPDM, Symyx may work with such Third Party at any time to conduct research activities directed solely towards the optimization of such compounds and/or potential catalysts for making EPDM.

        2.6 Research Records. Symyx and TDCC shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect the work done and results achieved in the performance of the Research Program (including information sufficient to establish dates of conception and reduction to practice of inventions). Access to such records shall be granted as provided in Sections
5.1.3 and 7.2.

        2.7 Development and Commercialization of Agreement Compounds and Products. TDCC and its Affiliates shall be responsible for all expenses incurred for the development and commercialization of Agreement Compounds and Products by TDCC and its Affiliates under the terms of this Agreement.

        2.8 Discovery Tools. It is understood that Symyx has been at its own expense developing and intends to continue to develop a 48-channel parallel polymerization reactor and related analysis tools (including ambient and high temperature molecular weight determination modules, a high throughput thermal analysis module, library synthesis tools and certain related software) for uses including but not limited to synthesizing, screening or identifying Coordination Polymerization catalysts and/or supported Coordination Polymerization catalysts utilizing Combinatorial Chemistry (collectively, the "Discovery Tools"), and that Symyx intends to offer some or all of these Discovery Tools to TDCC and/or TDCC Affiliates and possibly to Third Parties, either through sale of equipment and supplies and/or licenses to intellectual property or some other means selected at Symyx's discretion. Symyx agrees to provide TDCC a proposal (the "Tools Proposal") setting forth a summary of terms which in Symyx's opinion are essential and on which Symyx is willing to license and/or sell such Discovery Tools to TDCC on or before April 1, 1999, and Symyx and TDCC agree to negotiate in good faith to enter into a written agreement for such license and/or sale of Discovery Tools for a period of sixty (60) days following delivery of the Tools Proposal, it being understood that such written agreement shall set forth mutually agreed terms and conditions on which Symyx will license and/or sell Discovery Tools on a non-exclusive basis as reasonably required for internal research use by TDCC and/or TDCC's Affiliates. In order to provide TDCC an opportunity to be one of Symyx's first customers to exploit the Discovery Tools for Coordination Polymerization applications, Symyx will not ship or deliver the Discovery Tools to any of the companies listed in Exhibit C earlier than one year after the date Symyx notifies TDCC such Discovery Tools are available for shipment to TDCC, provided that TDCC or TDCC's Affiliates enter into a written agreement with Symyx to purchase and/or license Discovery Tools on or before sixty (60) days after Symyx has delivered the Tools Proposal to TDCC, and such agreement is not breached by TDCC. Symyx shall also not knowingly deliver Discovery Tools to a Third Party which Symyx has reason to know at the time of contracting to deliver same would be used for the benefit of any of the companies on Exhibit C during the period, if any, that Symyx is obligated not to license or sell Discovery Tools to such companies. It is understood and agreed that the terms for sale of Discovery Tools by Symyx to TDCC are to be mutually agreed in writing and this Agreement does not itself obligate Symyx to sell or TDCC to purchase such Discovery Tools, or obligate either Symyx or TDCC to accept or agree to terms and conditions of any such sale and/or license. In the event that Symyx and TDCC do not conclude a written agreement regarding purchase or license of Discovery Tools within sixty (60) days of delivery of the Tools Proposal, TDCC and Symyx may mutually agree to terms of such an agreement at a later date but Symyx shall be free to ship or deliver Discovery Tools to any party.

        2.9 Third Party Claims. In the event that TDCC or Symyx receives a written notice from any Third Party alleging patent infringement, misappropriation of trade secrets, or other violation of intellectual property rights, based on research activities in the Research Program (i) such party shall promptly notify the other, and (ii) Symyx shall have the right, in its discretion, to cease to conduct any research activities that are the subject of such claim without liability to TDCC; provided, however, that if TDCC acquires a license to permit the conduct of such activities by Symyx in the Research Program, and/or if TDCC and Symyx mutually agree in writing upon terms of indemnification by TDCC for Symyx's conduct of such activities, then Symyx will resume or continue, as appropriate, such activities in accordance with the Research Plan and the terms and conditions of this Agreement. In the event Symyx decides to cease to conduct any research activities pursuant to this Section 2.9, Symyx and TDCC shall endeavor to change or modify the Fields as provided in
Section 2.4 in a manner which maintains the value of the Research Program to TDCC; provided, however, that if such cessation of research activities by Symyx will have a material adverse impact on the Research Program which in the reasonable opinion of TDCC will not be adequately remedied by a change or modification of Fields, then TDCC shall have the right to terminate the Research Program on thirty (30) days written notice to Symyx specifying termination pursuant to this Section 2.9 and identifying the ceased research activities giving rise to the termination.

                                    ARTICLE 3
                                   MANAGEMENT

        3.1 Establishment of Research Committee. Symyx and TDCC shall establish a committee (the "Research Committee") to (i) monitor technical progress in the Research Program and report progress to the Executive Committee,
(ii) modify the Research Plan as needed within the scope of the Fields, (iii) establish criteria to define Lead Compounds within each Field, and (iv) recommend to the Executive Committee changes in the Fields in accordance with
Section 2.4, and (v) ensure open communications between the parties.

        3.2 Membership of Research Committee. The Research Committee shall be comprised of three (3) representatives designated by each of Symyx and TDCC, or such other equal number of representatives as the parties may from time to time agree in writing, with each party's representatives selected by that party. Either party may replace one or more of their respective Research Committee members at any time, upon written notice to the other party. The chairperson of the Research Committee shall be selected by TDCC. The secretary of the Research Committee shall be selected by Symyx.

        3.3 Technical Team and Program Coordinator. Symyx and TDCC shall each designate two or more representatives to serve on a Technical Team which will: (i) provide day to day oversight and coordination of activities under the Research Program, and (ii) initiate and respond to communications between the parties related to conduct of the Research Program. Each party shall designate a single program coordinator to lead its representatives on the Technical Team and to resolve or facilitate resolution of issues arising under the provisions of this Agreement. The Technical Team shall report progress and refer unresolved disputes to the Research Committee. Each party may change its designated program coordinator or representatives on the Technical Team at any time upon written notice to the other.

        3.4 Meetings. During the Research Program Term, the Research Committee shall meet at regular intervals at least four times per year at locations and times agreed by the parties. Special meetings of the Research Committee may be called by either party on ten (10) days written notice to the other party. All meetings shall alternate between offices of TDCC and Symyx unless members of the Research Committee otherwise agree. Upon consent of the parties, other representatives of Symyx or TDCC may attend Research Committee meetings as nonvoting observers. Research Committee members may participate in any such meeting in person, by telephone, or by televideo conference. Symyx shall prepare minutes of each Research Committee meeting, which minutes shall be subject to review and approval by TDCC. The reviewed and approved minutes shall be signed by Research Committee representatives of each party.

        3.5 Decision Making. A quorum of the Research Committee shall be present at any meeting where at least one member of each party participates in all decisions. Decisions of the Research Committee shall be made by unanimous approval. In the event the Research Committee is unable to decide an issue, it may be referred by either party to the Executive Committee for resolution.

        3.6 Executive Committee. Symyx and TDCC shall establish a committee comprised of one representative each from Symyx and TDCC (the "Executive Committee"). Each party's representative on the Executive Committee shall be selected by that party, and either party may replace its Executive Committee representative at any time, upon written notice to the other party. The initial members of the Executive Committee shall be Ed Gambrell for TDCC and Steve Goldby for

Symyx. The Executive Committee shall meet at least twice per year at locations and times agreed by the parties, and members of the Executive Committee may participate in any such meeting in person, by telephone, or by televideo conference. Special meetings of the Executive Committee may be called by either party on fifteen (15) days written notice to the other party. Upon consent of the parties, other representatives of Symyx or TDCC may attend Executive Committee meetings as nonvoting observers. Symyx shall prepare minutes of each Executive Committee meeting, which minutes shall be subject to approval by TDCC and after approval will be signed by Executive Committee representatives of each party. The Executive Committee shall (i) oversee the direction of the overall relationship between TDCC and Symyx, (ii) resolve any disputes not resolved by the Research Committee, (iii) set the direction of the Research Program within the bounds set forth in this Agreement and the Research Plan, and (iv) decide upon changes in Fields. In the event that the Executive Committee cannot reach unanimous agreement on matters related to the conduct of the Research Program other than: (a) the interpretation of obligations of confidentiality under this Agreement, (b) the amount of any payments due hereunder, (c) intellectual property ownership, (d) additions to or changes in the scope of the Fields, (e) staffing of research projects, (f) expenditures by Symyx in conducting the Research Program, and (g) rights granted under Article 4, TDCC shall have the right to cast the deciding vote. Unresolved disputes related to (a), (b), (c),
(d), (e), (f), or (g) shall be subject to binding arbitration by either party as set forth in Section 13.16, in the absence of a unanimous decision by the two members of the Executive Committee.

                                    ARTICLE 4
                                    LICENSES

        4.1     License to TDCC.

                4.1.1 License in the Fields. Subject to the terms and conditions of this Agreement, Symyx agrees to grant, and hereby grants, to TDCC, and TDCC hereby accepts an exclusive (even as to Symyx), worldwide, royalty-bearing license under Symyx's interest in the Program Technology to make, have made, import and use Agreement Compounds to develop, make, have made, use, sell, offer for sale, and import Products within the scope of the corresponding Fields. For purposes of clarification, it is understood that for so long as TDCC retains this license, TDCC shall have the non-exclusive right to use Library Compounds and Confidential Information received from Symyx in the course of the Research Program, as well as Program Technology, to develop Agreement Compounds both during and after the Research Program Term and to make, have made, import and use such Agreement Compounds to develop, make, have made, use, sell, offer for sale, and import Products within the Scope of the Fields. However, it is understood and agreed that no license is granted to TDCC under Symyx Patents or other patents owned or controlled by Symyx which are not Program Patents, except as provided in Section 4.1.3.

                4.1.2 EPDM. Within six months after the end of the Research Program Term, TDCC may identify and notify Symyx of up to five Lead Compounds which TDCC may use in a chemical synthesis program or modify using Program Technology to produce Agreement

Compounds for EPDM. For so long as TDCC retains a license under Section 4.1.1 to use any Lead Compound to manufacture, use and sell Products within any Fields, and on the terms and conditions set forth in this Agreement, Symyx agrees that TDCC shall also have a non-exclusive, worldwide, royalty-bearing, license under Symyx's interest in the Program Technology to use any Lead Compound or Derivative Compounds based on the up to five Lead Compounds notified to develop, make, have made, use, sell, offer for sale, and import EPDM as a Product under this Agreement. TDCC understands and acknowledges that Symyx may grant similar rights regarding EPDM to a Third Party in connection with the Other Polyolefin Research described in Section 2.3.2, and that one or more Lead Compounds or Derivative Compounds to which TDCC obtains a license in the Field may be licensed to the Third Party for use outside of the Field, and that both TDCC and such Third Party may acquire licenses from Symyx to use one or more of the same Lead Compound(s) or Derivative Compound(s) to make EPDM.

                4.1.3 Limited Immunity with Respect to Symyx Patents. Within three (3) months after the end of the Research Program Term, TDCC may identify and notify Symyx of (a) up to ten (10) discrete chemical entities that were identified as Lead Compounds in the Research Program or result from a chemical synthesis program based on a Library Compound or from use of Program technology relating to a Library Compound (each such compound being a "Designated Compound"), and (b) one Olefin Polymer, which may comprise either any one of the first five Fields in Exhibit A or a specific copolymer of ethylene and/or a-olefin with a single specified comonomer selected by TDCC from the sixth Field ("Polar Comonomer Fields") in Exhibit A, such Olefin Polymer being (the "Designated Polymer"). It is understood and agreed that no more than three of the ten Designated Compounds are to be selected for use in the Polar Comonomer Fields. In furtherance of the license granted to TDCC in Section 4.1.1, Symyx agrees that, to the extent necessary for TDCC to practice the license granted in
Section 4.1.1 and for so long as TDCC is not in default of any payment due to Symyx hereunder, Symyx shall not bring any claim or action against TDCC or its Affiliates or Sublicensees or purchasers or users of Products from TDCC or its Affiliates or Sublicensees, based on or asserting that:

                (i) the manufacture, use, sale, offer for sale or import of the Designated Polymer that is made using an Agreement Compound and for which TDCC, its Affiliates or Sublicensee pays a royalty to Symyx hereunder violates or infringes any Symyx Patent, or

                (ii) the manufacture, use, sale, offer for sale or import of a Product (other than the Designated Polymer covered in (i) above) that contains or is made using a Designated Compound (or a "Direct Modification" thereof, as defined in Exhibit D) and for which TDCC, its Affiliates or Sublicensee pays a royalty to Symyx hereunder violates or infringes any Symyx Patent based on or claiming priority from a U.S. patent application filed on or before or claiming priority on or before the date two (2) years after the end of the Research Program (or a division, substitution continuation, continuation in part, reissue, re-examination, or extension thereof, or a foreign counterpart of any of the preceding, or any patents, utility models, or similar grant of rights issuing on any of the preceding).

It is understood and agreed that the limited immunity granted under this Section
4.1.3 shall not extend to any unit of Product, unless Symyx has actually received payment of royalty for such unit of Product so manufactured, used, sold or imported in a territory where one or more Symyx Patent(s) are in force.

        4.2 Sublicenses. Subject to the terms and conditions of this Agreement, TDCC shall have the right to grant sublicenses under the rights granted in Section 4.1 above to Affiliates of TDCC; provided that the terms of each such sublicense shall be consistent with the terms of this Agreement. It is understood that any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and that TDCC shall remain responsible for all applicable financial and other obligations under this Agreement for each such Affiliate sublicensed, including without limitation milestone and royalty payments due to Symyx hereunder with respect to development and sales of Products. Subject to the terms and conditions of this Agreement, TDCC or an Affiliate of TDCC shall also have the right to grant sublicenses under the rights granted in Sections 4.1.1, 4.1.2 and 4.1.3 above to one or more Third Parties; provided that any revenue received from such a Sublicensee for such grant shall be shared in accordance with Section 5.2(iv). TDCC shall provide to Symyx at least the following information with respect to each Sublicensee or Affiliate sublicensed: (i) the identity of each Sublicensee or Affiliate sublicensed, (ii) a summary of the rights granted as to both subject matter and territory; and (iii) a summary of the Confidential Information of Symyx and Program Technology furnished to each Sublicensee or Affiliate. No sublicense granted by TDCC or an Affiliate to a Third Party may be further assigned or further transferred by any Sublicensee without the prior written consent of Symyx, which consent shall not be unreasonably withheld; provided, any such a sublicense may be further assigned by a Sublicensee without the consent of Symyx in connection with a transfer of substantially all the business of such Sublicensee to which such sublicense relates.

        4.3 Third Party Rights. It is understood that Symyx is in the business of conducting materials discovery, research and development with Third Parties, and that Symyx will continue to grant Third Parties rights to acquire licenses related to compounds and materials derived from such research. It is possible that a Third Party may acquire rights from Symyx with respect to one or more compounds or materials that are solely owned by Symyx or jointly owned by Symyx and a Third Party and which were made and designed independently of Symyx's activities in the Research Program. Accordingly, Symyx's grant of rights to TDCC under Section 4.1 does not include (i) rights that are covered by a patent application with respect to such a compound or material that was made and designed independently of activities in the Research Program and is solely owned by Symyx or a Third Party or jointly owned by Symyx and a Third Party, where such patent application was filed by a Third Party (either alone or jointly with Symyx) prior to the filing by TDCC (either alone or jointly with Symyx) of a patent application with respect to such a compound or material, or (ii) rights which are subject to a license, option, or other rights that Symyx has granted to a Third Party prior to the Effective Date. It is understood and agreed that, even if Symyx complies with its obligations under this Agreement, research for Third Parties in the course of Symyx's other business activities may result in patent applications and patents owned by Third Parties, or owned jointly by Symyx and such Third Parties, which could conflict with patent applications and patents owned by

TDCC, or jointly owned by TDCC and Symyx, under this Agreement. Symyx shall use its good faith commercially reasonable efforts to avoid such conflicts. In the event that conflicts arise between rights granted to TDCC in the Field and rights granted by Symyx outside the Field, Symyx agrees to use commercially reasonable efforts to promote a resolution of the conflict between TDCC and the Third Party via a cross-license or other arrangement acceptable to the parties involved. It is understood that, except to the extent that TDCC is damaged as a proximate result of a material breach by Symyx of Sections 2.3, 4.1.1, or 10.2 of this Agreement, then Symyx shall have no liability under this Agreement with respect to any such conflict.

        4.4 Joint Inventions Outside of the Fields. TDCC, TDCC's Affiliates, Symyx, and Symyx's Affiliates shall each have the right to use Joint Inventions for internal research purposes outside of the scope of the Fields; provided, however, that Symyx shall have the sole right to grant and authorize licenses and sublicenses under such Joint Inventions to Third Parties outside of the scope of the Fields. It is further understood and agreed that Symyx shall have the right to grant Third Parties licenses under Joint Inventions outside of the scope of the Field that are exclusive even as to TDCC and Symyx; provided, that if Symyx grants such a license that is exclusive even as to TDCC and Symyx, Symyx shall promptly notify TDCC in writing and shall pay to TDCC thirty-three percent (33%) of up-front license fees and royalties payments received by Symyx from such Third Party in respect of such exclusive license under such Joint Inventions. Notwithstanding the foregoing, it is understood and agreed that Symyx may grant exclusive licenses under such Joint Inventions outside of the Fields to certain Third Parties in connection with the Other Polyolefin Research described in Section 2.3.2, and that Symyx shall not be required to pay any amounts to TDCC hereunder in connection with such licenses. It is understood and agreed that Confidential Information received by Symyx from TDCC shall be subject to all applicable provisions of Article 9 of this Agreement.

        4.5     Retained Rights.

                4.5.1 Sole Inventions Outside the Fields. Subject to the license to Combinatorial Chemistry Technology in Section 4.6, TDCC and Symyx shall each retain all rights outside the scope of the Fields in and to inventions and discoveries invented or made solely by such party in the course of the Research Program.

                4.5.2 Symyx Research. Notwithstanding the licenses and rights granted by Symyx in this Article 4, Symyx shall retain the right to make, have made, and use any Library Compounds or Agreement Compounds, and use or practice any processes or methods developed by or on behalf of Symyx in the course of performing the Research Program, for its own internal research to develop, improve and validate its tools and Combinatorial Chemistry Technology.

        4.6 Combinatorial Chemistry. TDCC agrees to grant, and hereby grants, to Symyx an irrevocable, royalty-free non-exclusive license, with the right to grant and authorize sublicenses, under TDCC's interest in Combinatorial Chemistry Technology made or invented solely by TDCC in the course of the Research Program, to conduct activities using Combinatorial Chemistry. TDCC, TDCC's Affiliates, Symyx and Symyx's Affiliates shall each have the right to use Combinatorial

Chemistry Technology made or invented jointly by TDCC and Symyx in the course of the Research Program for internal research purposes; provided, however, that Symyx shall have the sole right to grant and authorize licenses and sublicenses to Third Parties under such Combinatorial Chemistry Technology. It is understood that this Section 4.6 shall not apply to any inventions conceived and reduced to practice by TDCC independent of the Research Program and without use of, or reference to, Combinatorial Chemistry Technology owned by Symyx, other than the use of and reference to the Discovery Tools, if any, licensed or sold to TDCC as set forth in Section 2.8. Nothing herein shall be construed to obligate TDCC to grant to Symyx the right to use or sublicense background rights in technology of TDCC which existed prior to the Effective Date or results of Independent TDCC Research.

        4.7 Limited Use Outside of Field. Except as the parties may otherwise expressly agree in writing, TDCC shall not use or sell, or authorize the use or sale of, Program Technology developed solely or jointly by Symyx, or any Agreement Compound or Library Compound, except (i) in relation to the manufacture, use or sale of Products within the corresponding Field or Fields in accordance with the license granted by Symyx in Sections 4.1.1 or (ii) in relation to the manufacture, use or sale of EPDM in accordance with Section
4.1.2. It is understood that this Section 4.7 does not preclude TDCC from the use or sale or authorizing the use or sale of compounds developed independently by TDCC without the use of Library Compounds, Confidential Information of Symyx, or Program Technology.

                                    ARTICLE 5
                                    PAYMENTS

        5.1     Research Funding.

                5.1.1 Amounts. TDCC shall pay Symyx the following amounts as a part of the consideration for conducting the research activities in the Research
Program: (i) four million five hundred thousand dollars ($4,500,000) for the first full year of the Research Program, (ii) four million nine hundred fifty thousand dollars ($4,950,000) in the second full year of the Research Program, and (iii) five million four hundred thousand dollars ($5,400,000) in the third full year of the Research Program.

                5.1.2   Quarterly Payments. The amounts set forth in Section
5.1.1 shall be paid in advance in four equal installments during each year of the Research Program. The initial payment shall be made on or before the 1st day of the month following the Effective Date. Subsequent payments shall be made at three month intervals thereafter on or before the first day of the applicable month for the duration of the Research Program term. It is understood and agreed that all such payments are nonrefundable and noncreditable, except as provided in Article 12.

                5.1.3 Research Program Records. Symyx shall keep complete, true and accurate books of account and records sufficient to determine the number of Symyx FTE's utilized, the number of experiments performed by Symyx in each quarter during the Research Program Term in connection with the performance of the Research. Such books and records shall be kept at the principal place of business of Symyx for at least three (3) years following the end of the calendar year quarter to which they pertain. Such records will be open for inspection during normal business hours upon ten (10) days prior notice during such three (3) year period, by an independent auditor of TDCC, for the purpose of verifying the number of Symyx FTE's used in the Research Program during the Research Program Term, and the number of Program Experiments. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Symyx and TDCC. It is understood and agreed that TDCC's auditor will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection.

        5.2     Royalties.

                5.2.1 General Principles. TDCC shall pay to Symyx (i) a royalty on Net Sales of Products by TDCC and its Affiliates at a royalty rate determined in accordance with this Section 5.2.1, and (ii) a share of any payments from Sublicensees as set forth in Section 5.2.1(iv). Illustrative calculations for determining a royalty rate pursuant to Section 5.2.1(i) and sharing of revenue from Sublicensees pursuant to Section 5.2(iv) shall be mutually agreed by Symyx and TDCC by July 1, 1999.

                        (i) Determining Royalty Rate for Net Sales of Product. A royalty rate shall be determined for each class of Products. Where two or more Products to be sold commercially by TDCC are similar in terms of type and markets, for example different grades of polyethylene resins for films, all such Products shall be included in a class of Products and a single royalty rate determined for same. At least three (3) months prior to the first commercial sale of the first Product in a class, Symyx and TDCC shall meet to determine a fixed royalty rate that will be payable to Symyx with respect to Net Sales of the applicable class of Products. TDCC and Symyx shall each use commercially reasonable efforts to determine the applicable royalty rate for each class of Products prior to the initial sale of significant commercial quantities of such Products. In the event that the applicable royalty rate of a Product has not been determined at the time the initial payments of royalties are due, a provisional royalty rate of two and one-half percent (2.5%) will be used as the basis for royalty payments for such Product until the applicable royalty rate is determined. When the applicable royalty rate is determined, TDCC shall within thirty (30) days remit to Symyx any amounts underpaid because the provisional royalty rate was lower than the determined royalty rate, plus interest to be calculated as provided in Section 6.2 from the time the royalty payments would have been due to the time the payment is made, and TDCC shall be entitled to take as a credit against future royalty payments to Symyx for such Products any amounts overpaid because the provisional royalty rate was higher than the determined royalty rate, plus interest to be calculated as provided in
Section 6.2 from the time such provisional payments were made until the time such credit is taken. The royalty rate for each class of Products shall be determined by TDCC and Symyx as set forth in this Section 5.2.1 with the goal of providing Symyx twenty-five percent (25%) of the Added Value realized by TDCC and its Affiliates from commercialization of: Agreement Compounds and Products attributable to Program Technology licensed by Symyx to TDCC and the use of Combinatorial Chemistry Technology of Symyx. In the case of manufacture or sale of Products by TDCC or TDCC Affiliates, "Added Value" shall mean the difference for a business unit between: (i) Net Income derived from the use or sale of a Product to the extent it is attributable to use of Agreement Compounds or Program Technology, and (ii) the Net Income without the use or sale of Product but including other goods which it is expected would have been sold by the business unit if the Product were not available, in each case determined in accordance with Generally Accepted Accounting Principles (GAAP), on a consistent basis. By way of example and without limitation, in determining the overall Added Value received by TDCC, where a Product is a substitute for an existing product sold by TDCC, the parties shall consider changes in sales volume resulting from Product, Product pricing and Product development, production and commercial costs (e.g., due to changes in raw materials costs, capital costs, processing costs, yield, market development costs, research costs, royalties payable to Third Parties and claims of third parties), in each case, attributable to the use or sale of the Products or their manufacture. In addition, it is understood that if a Product uses technology developed by TDCC or its Affiliates outside of the Research Program or acquired from a Third Party, e.g., a second catalyst in a dual catalyst system to manufacture a Product where the first catalyst is an Agreement Compound, Added Value shall, where appropriate, take into account the contributions of the Agreement Compounds and Program Technology relative to the other technology in determining the Net Income derived from use or sale of the Product as a result of the Agreement Compounds and Program Technology. Once the projected Added Value related to the particular Product has been determined, the parties will then decide on the royalty rate to be paid by TDCC on Net Sales of such Product so as to provide Symyx twenty-five percent (25%) of the Added Value projected to be realized by TDCC or its Affiliates over the period during which royalty payments are to be paid. However, in no event shall the royalty rate so determined by the parties be less than one-half of one percent (0.5%) or greater than five percent (5%) of the Net Sales of a Product.

                        (ii) TDCC Internal Documentation. The royalty rate used to calculate the royalty payments due Symyx with respect to a particular Product or class of Products shall be agreed by the parties at the time TDCC decides to build or modify its commercial production facilities to utilize the Program Technology or to use any Agreement Compound for production of such Products in its production facilities, and in no event later than six months after the date of commercialization of such Product. It is understood and agreed that limited sales for purposes of market development do not constitute commercialization of a Product. The royalty rate will be determined based on the expectation of the Added Value to be realized by TDCC and TDCC Affiliates from such Products, as demonstrated in TDCC's internal forecasts for ten (10) years or longer of Product sales, pricing, cost and profitability used by TDCC at the time of determining whether or not to build or modify production facilities to utilize the Program Technology, or whether or not to utilize Agreement Compounds, or other relevant sources of information if such forecasts do not exist. Such forecasts shall start with the first year of commercial sales of the class of Products, and prior to their consideration, such forecasts and other relevant information shall have been approved by the chief executive officer of TDCC or the leader of the business unit of TDCC or a TDCC Affiliate involved. It is understood and agreed that if TDCC notifies Symyx that TDCC desires enhanced secrecy with respect to certain specified internal forecasts of TDCC or TDCC's Affiliates for Product sales, pricing, cost or profitability to be provided to Symyx hereunder, Symyx shall designate one (1) executive of Symyx, approved by TDCC (which approval shall not be unreasonably withheld), to review such information, which executive shall agree not to disclose the actual data or forecast to other employees of Symyx, and TDCC shall also disclose such data or forecasts to an independent consultant selected by Symyx and approved by TDCC (which approval shall not be unreasonably withheld) for verification on Symyx's behalf of the royalty determination for the applicable Products. The designated Symyx executive and independent consultant shall each be required to agree to and abide by reasonable and appropriate obligations of confidentiality with respect to any Confidential Information received, and internal forecasts of TDCC for Product sales, pricing, cost and profitability will be subject to reasonable and appropriate protections to prevent disclosure of same to other persons at Symyx and to Third Parties.

                        (iii) Arbitration. In the event the parties do not reach agreement on the royalty rate to be paid by TDCC to Symyx with respect to any particular class of Products within ninety (90) days from the parties' first meeting regarding such Product pursuant to Section 5.2.1(i), above, the determination of a royalty rate may be submitted to binding arbitration by either party pursuant to Section 13.16, except that the arbitration will be conducted by one neutral arbitrator with expertise in the chemical industry which both TDCC and Symyx approve. The arbitrator in an arbitration pursuant to this Section 5.2.1(iii) shall be instructed that the sharing of Added Value as set forth in this Section 5.2.1 shall be the basis of the arbitrator's decision, which decision regarding the royalty shall be limited to setting an appropriate royalty rate for the Product. The arbitrator must agree to abide by appropriate obligations of confidentiality with respect to any Confidential Information received and internal forecasts of TDCC for Product sales, pricing, cost and profitability will be subject to protections to prevent disclosure of same to Symyx.

                        (iv) Sharing of Sublicense Revenues. In addition to the royalty paid to Symyx on Net Sales of Products by TDCC and its Affiliates, TDCC shall share payments received from Sublicensees with Symyx as follows: TDCC shall pay to Symyx twenty five percent (25%) of any royalties and license fees received from a Sublicensee net of costs (including costs for negotiation and administration of the license) with respect to the grant of a license to make, have made, use, sell, offer for sale, and import Products or EPDM using Agreement Compounds or Program Technology licensed to TDCC by Symyx. The payment received by TDCC for grant of such a sublicense is to be negotiated at arm's-length. In the event that the license to the Third Party pertaining to Products is granted as part of a license of other rights, for example a license to use TDCC solution polymerization technology, or in exchange for non-monetary consideration, such as a cross-license, the fair market value of the technology sublicensed related to the Agreement Compounds and Program Technology licensed to TDCC from Symyx shall be determined and used as the basis for calculating the twenty five percent (25%) of such revenue due Symyx.

                        (v) Development Activity Expenses. It is further understood and agreed that when determining Added Value, development expenses with respect to a particular Product will be depreciated on a straight-line basis over the same period of time as the forecasts in Section 5.2.1(ii) to determine Added Value, and will be limited to the amount of development expenses expected to be incurred by TDCC and its Affiliates.

                        (vi) Unexpected Results. In the event that after a royalty rate is set for a class of Products, subsequent developments, such as failure to obtain patent protection, much lower or higher market prices for a Product than projected, much lower or higher volumes of sales of Products than forecast, third party patent infringement claims or royalties payable to a Third Party on a Product, result in a material impact of greater than twenty percent (20%) on the projected Added Value on which the royalty rate was based, the Parties shall in good faith negotiate an adjustment to the royalty rate, within the range specified in the last sentence of Section 5.2.1(i), for such class of Products upon request of either party.

                        (vii) Single Royalty Due. Where a Product is sold by TDCC or its Affiliates to Third Parties and the Product is also converted by TDCC or its Affiliates into another Product by processing, blending or fabricating and the resulting converted Product sold, Net Sales shall be determined on the Product initially made and only a royalty payment for such initial Product shall be due. In the case of a transfer of Products between TDCC and one of its Affiliates or between two Affiliates of TDCC for any purpose other than research, development or sampling, Net Sales shall where feasible be determined based on the invoiced sales price for substantially identical Products upon sale to a Third Party customer in the territory or geographic region where the Product is delivered, less the deductions allowed for such sales. In the event that Products are transferred between an Affiliate of TDCC and either TDCC or another Affiliate of TDCC and there have been no comparable sales of such Products to a Third Party on which to determine a basis of determining the value of such sale, the invoice price received from invoicing, shipment or transfer of title in the Product to a person or entity other than TDCC or its Affiliate, less allowed deductions, shall be used in determining Net Sales. In the event a Product is sold by TDCC or an Affiliate in combination with other goods and services, Net Sales of the Product shall also be determined by reference to the average selling price of the Product without other goods and services sold to Third Parties during the same time period.

                        (viii) Patents. Whether or not patent protection will be obtained for Products or a process for making or using Products will have a significant impact on the Added Value realized by TDCC. In addition, failure to abate infringement of a Program Patent and/or obligations to pay a Third Party a royalty for rights to practice under its patents or to settle patent infringement disputes may have an impact on Added Value. Accordingly, the extent of patent protection for Products and risks and costs of infringement of Third Party patents will be taken into consideration in determining the Value Added.

                5.2.2 Royalty Term. TDCC's obligation to pay royalties to Symyx shall continue for each class of Products until the later of (i) twelve
(12) years after the first commercial sale of any Product in such class of Products on which royalties are payable by TDCC to Symyx, or (ii) the expiration of the last to expire issued patent covering such Product based on the Program Technology which is owned and/or controlled by TDCC or Symyx. Notwithstanding any other provision of this Agreement, all royalty obligations of TDCC or its sublicensee for all Products shall cease twenty (20) years from the date of the first commercial sale of the first Product on which royalties are payable by TDCC to Symyx.

        5.3 Payments in Lieu of Royalties. Royalties due on Net Sales of Products or classes of Products may be burdensome to calculate and report. TDCC and Symyx in such cases will seek to negotiate an alternative basis for calculation of consideration payable in lieu of running royalties on such classes of Products, which both parties deem will result in a payment to Symyx of an amount commensurate with the royalties otherwise payable under Section 5.2.

        5.4 Technology Access Fee. In addition to the other payments to Symyx provided herein, TDCC shall pay to Symyx a one-time Technology Access Fee of [******] by February 12, 1999. It is understood and agreed that the Technology Access Fee is noncreditable and shall be non-refundable, except as provided in Article 12.

        5.5 Third Party Royalties. Symyx shall not be responsible for payments due to Third Parties for the manufacture, sale, or use of Products by TDCC or its Affiliates or Sublicensees.

        5.6 Convenience of the Parties. The parties acknowledge that Symyx may not own or control patent applications or patents covering the manufacture, sale or use of a particular Product; however, that parties agree that substantial value is expected to be contributed by Symyx in accelerated identification, time to market, enhanced probability of success, and the potential for multiple leads and, for the convenience of the parties, TDCC agrees to pay royalties as specified herein during the applicable royalty period, regardless of whether a Product is covered by a patent application or patent owned or controlled by Symyx.

        5.7 Separate Agreement. Although not a part of the Research Program, it is understood and agreed that the amounts paid pursuant to Sections 5.1 and
5.4 shall include the consideration due Symyx from TDCC for evaluations to be conducted by TDCC for screening as a catalyst, an activator, a scavenging agent or a support under a separate agreement to be negotiated in good faith; provided, it is further understood and agreed that Symyx will not be obligated to provide more than six (6) months time of one (1) FTE or the equivalent, for example, (3) FTEs for two (2) months, under the terms of such separate agreement, and Symyx will be obligated under such separate agreement only for so long as TDCC is not in default under any payment due Symyx under this Agreement.

                                    ARTICLE 6
                           PAYMENTS; BOOKS AND RECORDS

        6.1 Royalty Reports and Payments. After the first commercial sale of a Product on which royalties are payable by TDCC or its Affiliates hereunder, TDCC shall make quarterly written reports to Symyx within ninety (90) days after the end of each calendar year quarter, stating in each such report, separately for TDCC and each Affiliate, the number, description, and aggregate Net Sales, of each Product or class of Products sold during the calendar year quarter upon which a royalty is payable under Section 5.2. Concurrently with the making of such reports, TDCC shall pay to Symyx all royalties due in respect of such Net Sales at the rate determined in accordance with Section 5.2.

        6.2 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Symyx. All payments hereunder shall be made in U.S. dollars. Any payments that are not paid on the date such payments are due under this Agreement or any refunds for overpayments or underpayments of actual royalties pursuant to Section 5.2.1(i) shall bear interest at the lesser of (i) the prime rate (as reported by the Bank of America, San Francisco, California, on the date such payment is due) plus an additional two percent (2%) or (ii) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent. Nothing in this Section 6.2 shall prejudice any other rights or remedies available to either party hereunder or at law or equity.

        6.3 Place of Royalty Payment and Currency Conversions. Royalties shall be deemed payable by the entity making the Net Sales of the Product from the country in which earned in local currency and subject to foreign exchange regulations then prevailing. Royalty payments to Symyx shall be made in United States dollars to the extent that free conversion to United States dollars is permitted. Any such conversion to U.S. dollars from the currency in the country where such Net Sales occurs shall be made using the exchange rate for conversion of the foreign currency into U.S. Dollars employed by TDCC in the normal course of its business for other commercial transactions on the last business day of the calendar year quarter to which such payment pertains. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution. If such royalties due Symyx in any country cannot be remitted to Symyx within six (6) months after the end of the calendar year quarter during which they are earned, then TDCC or its Affiliate shall upon request of Symyx deposit the full amount of such unpaid royalties in a bank account in such country in the name of Symyx.

        6.4 Records; Inspection. TDCC and its Affiliates shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts (and revenues received from Sublicensees) which are payable to Symyx under this Agreement. Such books and records shall be kept at the principal place of business of such party, as the case may be, for at least three (3) years following the end of the calendar year quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a public accounting firm to whom TDCC has no reasonable objection, solely for the purpose of verifying royalty reports provided pursuant to Section 6.1. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 6.4 shall be at the expense of Symyx, unless a variation or error producing an increase in the payment due exceeding the greater of ten thousand U.S. dollars ($10,000) or ten percent (10%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by TDCC or the Affiliate together with interest thereon from the date such payments were due at the lesser of (i) the prime rate (as reported by the Bank of America, San Francisco, California), plus an additional two percent (2%) or (ii) the maximum rate permitted by law. The public accounting firm employees shall sign a reasonable confidentiality agreement as a condition precedent to their inspection, and shall report to Symyx only that information which would be contained in a properly prepared royalty report by TDCC. Symyx agrees to hold in strict confidence all information received concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Symyx to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law.

        6.5 Tax Matters. All royalty amounts and other payments required to be paid to a party pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by applicable law ("Withholding Taxes"). Any Withholding Taxes will be paid to the proper tax authorities and receipts for such payment or other proof of payment will be made available by the paying party to the other party. The parties will exercise diligent efforts to ensure that any withholding taxes imposed are reduced as far as possible under provisions of any treaties applicable.

                                    ARTICLE 7
                              INTELLECTUAL PROPERTY

        7.1 Ownership. TDCC shall own any inventions or discoveries conceived and reduced to practice and other intellectual property otherwise developed solely by personnel of TDCC or TDCC's Affiliates in the course of the Research Program and shall also own inventions and discoveries fully conceived (with sufficient specificity that it can be reduced to practice without efforts beyond those efforts that one skilled on the art would reasonably employ) by personnel of TDCC or TDCC's Affiliates and reduced to practice in the course of the Research program by Symyx and TDCC consistent with such conception, which pertain to Olefin Polymers, compositions containing Olefin Polymers or uses for Olefin Polymers (collectively, "TDCC Inventions"). Symyx shall own any inventions or discoveries conceived and reduced to practice and other intellectual property otherwise developed solely by Symyx personnel in the course of the Research Program ("Symyx Inventions"). Except as provided above, TDCC and Symyx shall jointly own any inventions or discoveries conceived and/or reduced to practice in the course of the Research Program where personnel of Symyx and of TDCC have each made inventive contributions to such inventions which would result in them being determined to be joint inventors in accordance with United States patent law ("Joint Inventions"). Program Know-How which is jointly developed but is not deemed to be patentable will be jointly owned.

        7.2 Notice of Inventions and Access to Records of the Research Program. Symyx and TDCC shall report to the Research Committee all inventions relating to Lead Compounds, Derivative Compounds, or Program Technology made in the course of performing the Research Program. During the Research Program Term and for three (3) years thereafter, each of TDCC and Symyx shall make available to the other party upon request research records pertaining to such inventions as may be reasonably required to exercise any rights of a party arising pursuant to this Agreement. Such records and the information disclosed therein shall be deemed Confidential Information of the party providing such records for inspection subject to the obligations and conditions in Article 9. Upon request and tender of payment for the actual cost in providing copies, Symyx and/or TDCC, as appropriate, shall provide to the requesting party legible copies of such records as are reasonably required.

        7.3 Jointly Owned IP. Except as otherwise expressly provided in this Agreement, both TDCC and Symyx may use, sublicense, commercialize, or otherwise exploit all jointly-owned Program Technology without the consent of, or obligation to account to, the other party.

        7.4     Patent Prosecution.

                7.4.1 Solely-Owned Patents. Each party will be responsible, in its discretion and at its sole expense, for preparing, filing, prosecuting and maintaining patent applications and patents relating to the inventions conceived or reduced to practice in the course of the Research Program that are owned solely by that party as described in Section 7.1, and conducting any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

                7.4.2   Jointly-Owned Patents.

                (a) Combinatorial Chemistry. Symyx shall have the sole right, in its discretion and at its sole expense, to prepare, file, prosecute and maintain patent applications and patents relating to Joint Inventions owned by TDCC and Symyx which claim Combinatorial Chemistry Technology and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

                (b) Jointly-Owned Patents Related to Specific Fields. Except as provided in Section 7.4.2 (a), TDCC shall have the first right, in its discretion and at its sole expense, to prepare, file, prosecute and maintain, in consultation with Symyx, patent applications and patents relating to Joint Inventions within the Program Technology in the first, second and fourth Fields in Exhibit A which (i) relate to the use of Agreement Compounds to make Products in one or more of such Fields, or (ii) relate to Products in (or used in) one or more such Fields or (iii) relate to processes for making Products in one or more such Fields, in each case that are jointly-owned by TDCC and Symyx, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. In the event that TDCC does not file, prosecute or maintain, or conduct such other activities described above, with respect to any such patent or patent application which claims the composition or method of use of any Agreement Compound in the Field, Symyx will have the right, in its discretion, to assume such activities at its own expense. It is understood and agreed that in the event a Joint Invention as it will be filed in a patent application or claimed in a patent encompasses Program Technology in one or more of the third, fifth or sixth fields in Exhibit A in addition to the first, second or fourth Fields of Exhibit A, then Section 7.4.2(c) shall apply.

                (c) Jointly-Owned Patents Outside of the Specified Fields. Except as provided in Section 7.4.2 (a) and (b), Symyx shall have the first right, in its discretion and at its sole expense, to prepare, file, prosecute and maintain, in consultation with TDCC, patent applications and patents relating to Joint Inventions within the Program Technology that are jointly-owned by TDCC and Symyx, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto. In the event that Symyx does not file, prosecute or maintain, or conduct such other activities described above, with respect to any such patent or patent application, TDCC will have the right, in its discretion, to assume such activities at its own expense.

        7.5 Cooperation in Patent Filing. During the Research Program Term and for three years thereafter, TDCC and Symyx shall use reasonable efforts to keep each other informed as to the status of patent matters described in this
Article 7, including without limitation, by providing the other the opportunity to review and comment on patent application drafts providing the basis for Program Patents claiming inventions made in the course of the Research Program a reasonable time in advance of applicable filing dates, and providing the other party with copies of any substantive documents that such party receives from applicable patent offices regarding applications for any Program Patent, and/or applications claiming any Joint Inventions, promptly after receipt, including notice of all official actions, interferences, reissues, re-examinations, oppositions, potential litigation, or requests for patent term extensions. TDCC and Symyx shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request. The Research Committee, either directly or through a patent committee designated by the Research Committee, will (i) facilitate communication between the parties regarding patents and patent applications arising from inventions made in the course of the Research Program, and (ii) discuss and provide advice on patent strategy related to such patent applications. It is understood and agreed that provisional patent applications may be filed by a party without review and comment in order to obtain the earliest possible filing date, but each party will use commercially reasonable efforts to seek review and comment from the other party prior to filing such provisional patent applications. 7.6 Enforcement.

                7.6.1 Notice. Each party shall promptly notify the other party in writing if it becomes aware of any actual or threatened commercially material infringement of the Program Patents by a Third Party.

                7.6.2 Inside the Fields. TDCC shall have the initial right, but not the obligation, to take appropriate legal action to enforce any Program Patents against any infringement within the Fields by any Third Party, at its sole cost and expense. If, within six (6) months following receipt of notice from Symyx of any such infringement of a jointly-owned, issued patent, TDCC does not take such action to halt such infringement or notify Symyx of action it proposes to take to abate patent infringement in a commercially reasonable period, Symyx shall, in its sole discretion, have the right, but not the obligation to take such action at its sole expense.

                7.6.3 Other Infringement. In the event of an actual or threatened infringement by a Third Party of a Program Patent that is solely owned by TDCC, TDCC shall have the sole right, but not the obligation, to take appropriate legal action to enforce such Program Patent against infringements by Third Parties, as TDCC determines and at its expense. Except as otherwise provided in Section 7.6.2, in the event of an actual or threatened infringement by a Third Party of a Program Patent that is solely owned by Symyx, or jointly by TDCC and Symyx, Symyx shall have the sole right, but not the obligation, to take appropriate legal action to enforce such Program Patent against infringement by Third Parties, as Symyx determines in its discretion and at its expense. It is understood that Symyx may authorize one or more Third Parties to enforce patents against infringements outside of the Fields.

                7.6.4 Cooperation; Costs and Recoveries; Settlements. Each party agrees to use commercially reasonable efforts to render such assistance in the enforcement activities described in Sections 7.6.2 and 7.6.3 as the enforcing party may reasonably request. Costs of maintaining any such action and damages recovered therefrom shall be paid by and belong to the party bringing the action; provided, however, that any recovery by TDCC under Section 7.6.2 in excess of TDCC's actual cost and expenses shall be divided seventy-five percent (75%) to TDCC and twenty-five (25%) to Symyx. If TDCC consents to a sublicense to any Third Party, which consent it shall not be required to give, who, but for the sublicense, would be infringing a claim of an issued patent in the Program Technology, TDCC shall be entitled to receive all running royalties payable by such Third Party but such revenue received in excess of TDCC's actual costs and expenses for enforcement shall be included as a part of revenues received from Sublicensees as set forth in Section 5.2.1(iv). Neither Symyx nor TDCC shall settle without the consent of the other party a dispute with a Third Party regarding infringement of a Program Patent except to the extent that such rights could have been granted as a permitted license or sublicense without the consent of the other party.

        7.7 Third Party Claims of Infringement. If the manufacture, use or sale of any Product pursuant to this Agreement because of the practice of the Program Technology results in any claim, suit or proceeding alleging patent infringement against Symyx or TDCC (or its Affiliates or Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claims in reasonable detail. Each party agrees to use commercially reasonable efforts to render assistance to the other party in defending such claims of infringement as the defendant may reasonably request. The defendant shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice; provided, however, it shall not enter into any settlement which admits or concedes that any Program Patent is invalid or unenforceable, without the prior written consent of the other party, which shall not be unreasonably withheld. The defendant shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

                                    ARTICLE 8
                                COMMERCIALIZATION

        8.1 Due Diligence. TDCC shall use commercially reasonable efforts to develop and commercialize Agreement Compounds and Products which in TDCC's sound business judgment can be profitably implemented. It is understood and agreed that such "commercially reasonable efforts" shall mean efforts generally equivalent to the efforts TDCC uses with regard to its other similar products (lower case) of comparable value, risk and patent protection to develop and commercialize Products. Specific diligence parameters will include TDCC utilizing its knowledge of chemical and polymer markets to identify suitable concepts for Products and market opportunities.

        8.2 Acquisition of Rights by Symyx. In the event that TDCC determines it will not commercialize on its own or by license to Third Parties or Affiliates of TDCC one or more discrete, specified chemical entities that were identified as Lead Compounds to manufacture one or more specified Olefin Polymers with respect to one or more Fields, TDCC shall notify Symyx. Symyx shall for a period of three (3) months from the date of such notification have the option, on written notice to TDCC, to obtain an exclusive, worldwide right under TDCC's interest in Program Technology and at TDCC's discretion, improvements or modifications made by TDCC to such Program Technology for such Lead Compounds to be used to manufacture, use and sell the specified Olefin Polymers, on reasonable terms to be agreed by the parties, with consideration to be paid TDCC which is commensurate with fair market value of these rights taking into account the investment made by TDCC in the development of the Lead Compounds and the use of the same for the manufacture of Olefin Polymers. In the event that Symyx exercises its option, and TDCC and Symyx do not reach agreement on fair market value for such rights, Symyx shall have the right to have the fair market value of such rights determined by arbitration pursuant to Section
13.16 upon notice given to TDCC within ninety (90) days after the date the three
(3) month option period expires.

        8.3 Reports. During the term of this Agreement, TDCC shall provide Symyx with written annual reports within thirty (30) days of the end of each calendar year providing a summary of the status of the research and development activities conducted with respect to Products and Agreement Compounds. In addition, five (5) times during the term of this Agreement, Symyx may request special reports which provide a summary of the status of the research and development activities conducted with respect to Products and Agreement Compounds. TDCC will provide these special reports within thirty (30) days of notification. The reports as described in this Section 8.3 shall contain sufficient information to allow Symyx to monitor TDCC's compliance with this Agreement. All reports and information provided under this Section 8.3 shall be deemed Confidential Information of TDCC.

                                    ARTICLE 9
                                 CONFIDENTIALITY

        9.1 Confidentiality. Except as otherwise expressly provided herein, the parties agree that, until the later of fifteen (15) years from the Effective Date of the Agreement and (ii) ten (10) years from the end of the Research Program, the receiving party shall not, except as expressly provided in this
Article 9, disclose to any Third Party or use for any purpose, any Confidential

Information furnished to it by the disclosing party pursuant to this Agreement, except in each case to the extent that it can be established by the receiving party by competent proof that such information:

                (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                (c) became generally available to the public or otherwise part of the public domain after it disclosure and other than through any act or omission of the receiving party in breach of this agreement;

                (d) was independently developed by the receiving party without use of, or reference to, the other party's confidential information, as demonstrated by documented evidence; or

                (e) was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party authorized and entitled to disclose such information to others.

        9.2 Permitted Use and Disclosures. Each party hereto may (i) use Confidential Information disclosed to it by the other party in conducting the Research Program and (ii) use or disclose Confidential Information disclosed to it by the other party to the extent such use and disclosure is reasonably necessary in (A) exercising the rights and licenses granted hereunder, (B) prosecuting or defending litigation, (C) complying with applicable laws, governmental regulations or court orders or submitting mandatory information to tax or other governmental authorities, (D) filing and prosecuting patent applications, subject to consultation with the disclosing party as to the content of such patent applications prior to filing, or (E) making a permitted sublicense or otherwise exercising license rights expressly granted pursuant to this Agreement. TDCC and Symyx shall not (and agree that their Affiliates shall not) disclose Confidential Information received from the other party under this Agreement as permitted by 9.2(ii)(A) or (E), except pursuant to an agreement of confidentiality with terms reasonably equivalent to those applicable to the party to this Agreement that received the information from the other. If a party to this Agreement is required to make any disclosure pursuant to 9.2(ii)(B), (C) or (D) of Confidential Information received, it will give reasonable advance notice to the other party to this Agreement and will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate in the case of patent applications.

        9.3 Nondisclosure of Terms. Each of the parties hereto agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party's attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof either: (i) in connection with a public offering of Symyx stock, (ii) in connection with negotiation of a sublicense, manufacture or sale of a Product or an Agreement Compound, or (iii) to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement, and Symyx and TDCC may each thereafter disclose to Third Parties the information contained in such press release without the need for further approval by the other. In addition, TDCC and Symyx may each make public statements regarding the general progress of the Research Program.

        9.4 Publication of Results. Any manuscript or other public disclosure by Symyx or TDCC describing the scientific results of the Research Program to be published within the Research Program Term, or within one (1) year after the end of the Research Program, shall be provided to the other party for review at least ninety (90) days prior to its submission, except that patent applications which may be published shall be subject only to the review described in Section 7.5. Further, to avoid the loss of patent rights as a result of premature public disclosure of patentable information, the reviewing party may, within thirty (30) days of receiving such a proposed disclosure, notify the publishing party in writing that the reviewing party desires to file a patent application on any invention disclosed in such scientific results, in which case the publishing party shall withhold publication or disclosure of such scientific results until the earlier of (i) the time the patent application is filed thereon, (ii) the time the parties both determine, after consultation, that no patentable invention exists, or (iii) ninety (90) days after the publishing party received notice of the reviewing party's desire to file such patent application. Further, if such scientific results contain Confidential Information of the reviewing party that is subject to the use and nondisclosure restrictions under this Article 9, the publishing party agrees to remove such Confidential Information from the proposed publication or disclosure.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

        10.1 TDCC's Representations. TDCC represents and warrants that: (i) it has the right and authority to enter into this Agreement and to fully perform its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms, and (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which conflict in any material way with the rights and obligations set forth herein.

        10.2 Symyx's Representations. Symyx represents and warrants that: (i) it has the right and authority to enter into this Agreement, and to fully perform its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which conflict in any material way with the rights and obligations set forth herein; (iv) it has the right to extend the rights granted by it in this Agreement; and (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Confidential Information, Combinatorial Chemistry Technology or Library Compounds to be used in the Research Program.

        10.3 Disclaimer. TDCC and Symyx specifically disclaim any representation, warranty or guarantee that the Research Program will be successful, in whole or in part. It is understood that the failure of the parties to successfully synthesize, discover, identify or optimize Agreement Compounds in the course of the Research Program shall not constitute a breach of any representation or warranty or other obligation under this Agreement; provided, however, it is understood and agreed that the foregoing shall not be construed so as to relieve either party from its obligation under this Agreement to perform research activities in the Research Program. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SYMYX AND TDCC MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, INFORMATION DISCLOSED HEREUNDER, LIBRARY COMPOUNDS, AGREEMENT COMPOUNDS, OR PRODUCTS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY PROGRAM TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

                                   ARTICLE 11
                                 INDEMNIFICATION

        11.1 TDCC. TDCC agrees to indemnify, defend and hold harmless Symyx and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the "Symyx Indemnitees") from and against any losses, costs, reasonable expense from lost time of Symyx employees, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, including without limitation, personal injury, product liability, patent infringement and trade secret misappropriation matters, suits, actions or demands relating to (i) any Agreement Compounds or Products which are developed, manufactured, used, sold or otherwise distributed by or on behalf of TDCC, its Affiliates, Sublicensees or other designees (other than Symyx, its Affiliates and licensees), (ii) TDCC's activities in performing the Research Program, (iii) Symyx's research activities in performing the Research Program arising in circumstances where TDCC has directed these activities pursuant to Section 3.6, and (iv) any breach by TDCC of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from the negligence or intentional misconduct of the Symyx Indemnitees. Except as expressly set forth herein regarding reasonable expenses from lost time of Symyx employees, indemnification hereunder does not include any consequential damages or lost profits which may be suffered by the Symyx Indemnitees.

        11.2 Symyx. Symyx agrees to indemnify, defend and hold harmless TDCC, its Affiliates and Sublicensees and their respective directors, officers, employees, agents and their respective heirs and assigns (the "TDCC Indemnitees") from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, including without limitation, personal injury, product liability, patent infringement and trade secret misappropriation matters, suits, actions, or demands relating to (i) any Library Compound or product (lower case) developed, manufactured, used, sold or otherwise distributed by or on behalf of Symyx, its Affiliates, licensees or other designees (other than TDCC, its Affiliates and Sublicensees), (ii) any breach by Symyx of its representations and warranties made in this Agreement, and (iii) Symyx's activities in performing the Research Program other than those where TDCC directed such activities pursuant to Section
3.6 (except with respect to claims of infringement of the intellectual property rights of Third Parties, in which event Symyx shall not be obligated to indemnify TDCC); and except, in each case, to the extent such Liabilities result from the negligence or intentional misconduct of the TDCC Indemnitees. Indemnification hereunder does not include any consequential damages or lost profits which may be suffered by the TDCC Indemnitees.

        11.3 Procedure. In the event that any "Indemnitee" (either a TDCC Indemnitee as described in Section 11.2 or a Symyx Indemnitee as described in
Section 11.1) intends to claim indemnification under this Article 11 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof with counsel of its choice that is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense for any reason. The affected Indemnitee shall give reasonable cooperation to the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 11. The indemnification under this Article 11 shall not apply to amounts paid by an Indemnitee in settlement of any Liabilities if such settlement is effected without the consent of the indemnifying party, which consent shall not be withheld unreasonably. The failure of the Indemnitee to deliver notice to the indemnifying party within a reasonable time after commencement of a claim or action, if prejudicial to the ability to defend such claim or action, shall relieve the indemnifying party of any liability under this Article 11 to the extent of such prejudice. The indemnifying party will not be liable to pay legal costs and attorney's fees incurred by the Indemnitee in establishing its claim for indemnification.

                                   ARTICLE 12
                              TERM AND TERMINATION

        12.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country, Agreement Compound-by-Agreement Compound and Product by Product basis, until TDCC and its Affiliates have no remaining royalty payment obligations for such Agreement Compound or Product in such country, unless terminated earlier as provided in this Article 12. Following the expiration of this Agreement pursuant to this Section 12.1, but not the earlier termination of this Agreement pursuant to Section 12.2 or 12.3, with respect to an Agreement Compound or Product in a country, TDCC shall have a nonexclusive license under Symyx's interest in the Program Technology to make, have made, use, sell, offer to sell and import such Agreement Compound or Product in such country.

        12.2    Breach.

                12.2.1 Termination of Agreement. Either party to this Agreement may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for thirty (30) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such thirty (30) day period unless the breaching party (or any other party on its behalf) has cured any such material breach or default prior to the expiration of the thirty (30) day period. In the event that TDCC has materially breached this Agreement solely with respect to an Agreement Compound or Product within a specific Field, then Symyx shall only be entitled to terminate this Agreement with respect to such Field as a result of such breach. Any dispute as to whether or not a material breach or default has occurred or has been timely cured shall be subject to dispute resolution in accordance with Section 13.16.

                12.2.2 Termination of Research Program for Breach. In the event that Symyx shall have materially breached or defaulted in the performance of any of its material obligations hereunder during the Research Program Term, and such default shall have continued for thirty (30) days after written notice thereof was provided to Symyx by TDCC, TDCC may elect to terminate the Research Program and not the Agreement, upon written notice to Symyx clearly stating TDCC's election. Any termination of the Research Program and not the Agreement shall become effective at the end of such thirty (30) day period unless Symyx (or any other party on its behalf) has cured any such breach or default prior to the expiration of the thirty (30) day period or TDCC elects not to terminate the Research Program. In the event that TDCC properly terminates the Research Program and not the Agreement, TDCC shall have no further obligation to make the payments otherwise due Symyx under Section 5.1 after the effective date of such termination of the Research Program. In the event that Symyx has materially breached or defaulted during the Research Program Term and TDCC has provided to Symyx notice of such material breach or default, and of TDCC's intent to terminate the Research Program if such material breach or default is not cured within the applicable 30-day cure period, TDCC may, upon prior notice to Symyx, suspend payments that would otherwise be due to Symyx under Section 5.1 during such 30-day cure period; provided, however, that (i) TDCC shall only be entitled to suspend payments as described herein one (1) time during the Research Program Term; (ii) in the event the Research Program is terminated, TDCC shall have no rights or license in or to Program Technology developed by Symyx during the period for which such payments were suspended; and (iii) in the event that Symyx cures such breach or default (or TDCC waives such breach or default) and the Research Program is not terminated, TDCC shall pay to Symyx the full amount that would have been due under Section 5.1 plus interest to be calculated as provided in Section 6.2 within fifteen (15) business days of the earlier of (i) the date such cure is notified to TDCC, (ii) the date of a waiver by TDCC, or (iii) the end of the thirty (30) day cure period.

12.2.3 Other Remedies for Breach. It is understood that in the event that a party has breached or defaulted in performance of any of its obligations hereunder and such breach or default shall have continued for thirty (30) days after written notice thereof was provided to the breaching party by the non-breaching party, the non-breaching party may elect to seek such specific performance and/or monetary damages or rescission as the non-breaching party may be entitled at law or equity, if any, pursuant to Section 13.16.

        12.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination or in the event Symyx is involved in insolvency proceedings during the Research Program Term, TDCC may elect to terminate the Research Program and not the Agreement upon notice to Symyx.

        12.4 Symyx Change of Control. In the event that greater than fifty percent (50%) of the outstanding shares of Symyx's voting stock is acquired, directly or through its subsidiaries, by a company listed in Exhibit C during the Research Program Term, TDCC shall have the right to terminate the Research Program and not the Agreement immediately upon written notice to Symyx.

        12.5    Effect of Termination.

                12.5.1 Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release either party hereto from any liability or obligation which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

                12.5.2 Return of Confidential Information. Upon any termination of this Agreement prior to fifteen (15) years from the Effective Date or rescission of the Agreement pursuant to Section 12.2.4, TDCC and Symyx shall promptly return to the other all Confidential Information received from the other party (except one copy of which may be retained for archival purposes and ensuring compliance with the provisions of Article 9).

                12.5.3 Termination of the Research Program. In the event the Research Program (and not the Agreement) is properly terminated by TDCC as provided in Sections 2.9, 12.2.2, 12.3 or 12.4, earlier than three (3) years after the Effective Date, TDCC shall have no further obligation to make the payments otherwise due to Symyx under Section 5.1 following the effective date of such termination. On request from TDCC, Symyx shall engage in an orderly transfer to TDCC of information and data from the Program Technology developed before the effective date of such termination. It is understood and agreed that Symyx shall have the right, in its discretion, to continue research activities in the Field, either on its own or with a Third Party, following any such termination.

                12.5.4 Refund of Certain Payments. In the event that the Research Program is properly terminated pursuant to Section 2.9, 12.2.2, 12.3 or 12.4, Symyx will refund to TDCC: (i) one thirty-sixth (1/36) of the Technology Access Fee for each full month between the effective date of such termination and the third anniversary of the Effective Date, and (ii) a pro rata amount of Research Funding paid in advance by TDCC pursuant to Section 5.1 for periods after the effective date of termination of the Research Program. In the event that this Agreement is properly terminated by TDCC pursuant to Section 12.2.1 or 12.3, Symyx will refund to TDCC: (i) one thirty-sixth (1/36) of the Technology Access Fee for each full month between the date thirty (30) days before the effective date of such termination and the third anniversary of the Effective Date, and (ii) a pro rata amount of Research Funding paid in advance by TDCC pursuant to Section 5.1 for periods after the date thirty (30) days before the effective date of such termination of the Agreement.

                12.5.5  Licenses.

                (i) Termination of Agreement by TDCC. In the event of any termination of the Agreement by TDCC pursuant to Section 12.2.1 or 12.3, the licenses granted by Symyx in Section 4.1 shall terminate. It is understood that if Symyx has granted any permitted sublicense or license to a Third Party under
Section 4.4 prior to the effective date of such termination, then such sublicense or license shall not be effected and shall continue in accordance with its terms with revenues to be shared as if this Agreement remained in effect.

                (ii) Termination of Research Program But Not Agreement. In the event TDCC terminates the Research Program and not the Agreement as set forth in Section 2.9, 12.2.2, 12.3 or 12.4, then the licenses in Section 4.1, sublicenses in Section 4.2 and rights in Joint Inventions under Section 4.4 shall remain in effect with respect to all Program Technology made, or conceived and reduced to practice before the effective date of such termination; provided, however, that (i) such licenses and rights shall not include any interest or right in or to Program Technology (or other intellectual property made, or conceived or reduced to practice by Symyx) after the effective date of such termination, and (ii) Section 4.1.3 shall terminate on the effective date of such termination.

                (iii) Termination by Symyx. In the event of termination by Symyx under Sections 12.2 or 12.3, the license set forth in Section 4.1 shall terminate; provided, however, that if the breach relates solely to an Agreement Compound or Product in a specific Field, then Symyx shall only terminate the licenses to TDCC with respect to the Agreement Compounds and Products in such Field, and the remaining licenses granted to TDCC and to Symyx hereunder shall remain in effect, subject to all the terms and conditions of this Agreement. If a party to this Agreement has granted any permitted sublicense or license to a Third Party prior to the effective date of such termination, then such sublicense or license shall not be effected and shall continue in accordance with its terms with revenues to be shared as if this Agreement remained in effect.

        12.6    Survival. Sections 2.7, 4.3, 4.4, 4.5, 4.6, 5.5, 7.1, 12.5,
12.6, 13.1, 13.2, 13.5, 13.6, 13.10, 13.11, 13.16, and 13.17, and Articles 9 and
11 of this Agreement shall survive the expiration or termination of this Agreement for any reason. Section 7.3 shall also survive the expiration or termination of this Agreement, except if this Agreement is properly terminated by TDCC pursuant to Section 2.9, 12.2.1 or 12.3, then any rights of TDCC and Symyx to use sublicense, commercialize, or otherwise exploit jointly-owned Program Technology must be agreed by the parties in writing. Section 4.7 shall survive any termination or expiration of this Agreement, but if this Agreement is properly terminated by TDCC pursuant to Section 2.9, 12.2.1, or 12.3, TDCC for a period of three (3) months from the date of termination have an option upon written notice to Symyx to obtain a non-exclusive, royalty-bearing license to use Program Technology in the Field on reasonable terms to be agreed by the parties with consideration to be paid to Symyx which is commensurate with the fair market value of these rights taking into account the investment made by TDCC in the Research Program and the Technology Access Fee retained by Symyx. In the event TDCC exercises such option and TDCC and Symyx do not reach agreement on fair market value, TDCC shall have the right to have fair market value of such rights determined by arbitration pursuant to Section 13.16 upon notice given to Symyx within ninety (90) days of the end of the option period.

                                   ARTICLE 13
                                  MISCELLANEOUS

        13.1 Governing Laws. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of Delaware, without reference to conflicts of laws principles.

        13.2 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

        13.3 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

        13.4 Assignment. This Agreement shall not be assignable by either party to any Third Party without the written consent of the other party hereto, except either party may assign this Agreement, without such consent, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of the assigning party relating to the subject matter of this Agreement, whether by merger, reorganization, acquisition, sale, or otherwise, subject to Section 12.4. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligation of the assignor. C:\NRPORTBL\PALib2\pgc\1293081.2

        13.5 Independent contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint ventures of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

        13.6 Representation by Legal Counsel. Each party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against the party which initially drafted such terms and provisions.

        13.7 Solicitation of Employees. TDCC and Symyx both agree that they will not, during the Research Program Term, actively recruit or solicit employment of any scientific or technical personnel of the other party involved in the Research Program or development of catalysts for synthesis of polyolefins. It is understood that the foregoing restriction shall not apply to, or be breached by: (i) advertising open positions, participating in job fairs, and conducting comparable activities to recruit skilled or unskilled help from the general public, or responding to individuals contacted through such methods,
(ii) responding to unsolicited inquiries about employment opportunities or possibilities from job placement agencies or other agents acting for unidentified principals, or (iii) responding to unsolicited inquiries about employment opportunities from any individual.

        13.8 TDCC Affiliates. It is understood and agreed that TDCC may at its sole discretion fulfill some or all of its obligations by or through its Affiliates, and that TDCC may grant sublicenses under the Program Technology to its Affiliates subject to the terms and conditions of this Agreement. TDCC hereby warrants and guarantees the performance by its Affiliates of, and shall remain jointly and severally liable for, all applicable obligations of its Affiliates under this Agreement, including without limitation, the payment of applicable royalties.

        13.9 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import, use, export and sale of Products or Agreement Compounds pursuant to this Agreement.

        13.10 Export Control Regulations. The rights and obligations of the parties under this Agreement, shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Export Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, or Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each party hereto agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, reexport, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other party if such export would violate the laws of the United States or the regulations of any department or agency of the United States Government. This provision shall survive termination of this Agreement.

        13.11 Headings. The captions to the several Sections hereof are not part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

        13.12 Notices. All notices, requests and other communications hereunder shall be in writing and shall be hand delivered, or sent by express delivery service with confirmation of receipt, or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission (with written confirmation copy by registered first-class mail), in each case to the respective address or facsimile number indicated below.

Symyx:         Symyx Technologies
               3100 Central Expressway
               Santa Clara, CA  95051
               Attn:  President & COO
               Fax:  (408) 764-2004

TDCC:          The Dow Chemical Company
               Patent Department, 1790 Building
               Midland, MI 48674
               Attn:  General Patent Counsel
               Fax:  (517) 636-7592

Any such notice shall be deemed to have been given when received. Either party may change its address or facsimile number by giving the other party written notice, delivered in accordance with this Section.

        13.13 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

        13.14 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

        13.15 Complete Agreement. This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect, except that the Research Plan shall have effect and information exchanged by the parties pursuant to the Secrecy Agreement between the parties dated September 22, 1998 shall be deemed to be Confidential Information under this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Symyx and TDCC.

        13.16 Dispute Resolution. Any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) neutral arbitrators appointed in accordance with said rules, unless the parties agree to conduct such arbitration with a single arbitrator. The arbitration shall be held in Wilmington, Delaware, and the arbitrators shall be independent experts with a background suitable for the matters in dispute. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original and a true copy thereof. The costs of arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness' fees. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Section 13.16 shall be completed within one (1) year from the filing of notice of a request for such arbitration. The award shall be final and binding upon the parties hereto. Judgment upon any decision rendered by the arbitrators may be entered by any court having jurisdiction.

        13.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

THE DOW CHEMICAL COMPANY                    SYMYX TECHNOLOGIES

By: /s/   A. J. CARBONE                     By: /s/  ISY GOLDWASSER
   -------------------------------             ---------------------------------
    A. J. Carbone

Title: Executive Vice President             Title:  President and COO
      ----------------------------                ------------------------------
Date:   2 February 1999                     Date:  5 February 1999
     -----------------------------               -------------------------------

                                LIST OF EXHIBITS

Exhibit A:  Scope of  Field
Exhibit B:  Procedure for Lead Compound Identification
Exhibit C:  Company List
Exhibit D:  Direct Chemical Modification
Exhibit E:  List for Initial Chemistry FTEs

                                    EXHIBIT A

                                 SCOPE OF FIELD

THE FIELDS SHALL BE DEFINED AS (HEADINGS ARE FOR CONVENIENCE IN REFERENCE AND ARE NOT INTENDED TO LIMIT THE DESCRIPTION):


(1) Polyethylene 1 Field - The discovery, development and use of catalysts for the Coordination Polymerization of ethylene and/or a-olefins to make homopolymers or copolymers (density <0.915 according to ASTM D792);

(2) Polyethylene 2 Field - The discovery, development and use of catalysts for the Coordination Polymerization of ethylene and/or a-olefins to homopolymers or copolymers (density >=0.915 according to ASTM D792);

(3) Ethylene/Styrene Field - The discovery, development and use of catalysts for the Coordination Polymerization of ethylene and/or a-olefins with styrene or substituted vinyl aromatic analogs;

(4) Polypropylene Field - The discovery, development and use of catalysts for the Coordination Polymerization of propylene to make polypropylene;

(5) Vinyl Chloride Field - The discovery, development and use of catalysts for the Coordination Polymerization of vinyl chloride to form homopolymers or copolymers with ethylene and/or a-olefins; and

(6) Polar Comonomer Fields - The discovery, development and use of catalysts for the Coordination Polymerization of ethylene and/or a-olefins with the following comonomers: a) vinyl acetate, b) any acrylate, any c) methacrylate, d) acrylic acid, e) methacrylic acid, f) maleic anhydride, or g) acrylamide, in each case to form copolymers comprised of either less than 10 mole % of the comonomer or greater than 90 mole % of the comonomer with number average molecular weight > 5,000;

1) For clarity, the monomers mentioned in the above Fields have the following chemical structures:

     [DIAGRAM]            [DIAGRAM]         [DIAGRAM]           [DIAGRAM]

     a-Olefins            Acrylamide        Acrylates           Acrylic Acid


     [DIAGRAM]            [DIAGRAM]         [DIAGRAM]           [DIAGRAM]

  Maleic Anhydride      Methacrylates    Methacryllic Acid    Substituted Vinyl
                                                              Aromatic Analogs

     [DIAGRAM]            [DIAGRAM]

  Vinyl Acetate         Vinyl Chloride

R(1) = linear, branched, or cyclic saturated hydrocarbon moiety. For substituted vinyl aromatic analogs, R(1) may also be a hydrogen moiety; and Ar = unsubstituted aromatic hydrocarbyl moiety or an aromatic moiety substituted with hydrocarbyl or halogen substituents.

                                    EXHIBIT B

                   PROCEDURE FOR LEAD COMPOUND IDENTIFICATION

        1. At such time as Symyx has identified a Library Compound which it believes may meet the established criteria for a Lead Compound in a particular activated Field it shall provide the data and results supporting such conclusion to the Research Committee. Examples of target criteria for Lead Compounds are set forth in the Lead Compound Criteria Section of the Research Plan.

        2. Following the identification of any potential Lead Compound, at TDCC's request, Symyx shall prepare and deliver to TDCC reasonable gram quantities of such potential Lead Compound, which TDCC shall use in confirming whether such potential Lead Compound meets the applicable lead criteria. Symyx will use commercially reasonable efforts to provide quantities in such amounts as the Research Committee may determine is reasonably required by TDCC for testing, and will notify TDCC if it is not commercially reasonable to provide such quantities to TDCC, in which case the parties agree to meet and discuss how to proceed with respect to such Lead Compound.

        3. The Research Committee shall review the results provided by TDCC with respect to a potential Lead Compound, and if the Research Committee determines that such results indicate that the applicable lead criteria have been satisfied, then such Library Compound shall be deemed to be a Lead Compound for all purposes of this Agreement.

        4. In the event that the Research Committee requests further information or the conduct of further studies to confirm whether a potential Lead Compound meets the applicable lead criteria, Symyx and TDCC shall use commercially reasonable efforts to prepare any such information and conduct such studies.

                                    EXHIBIT C

                                  COMPANY LIST


Borealis Group

BP/Amoco p.l.c.

BP Chemicals Limited

Dex-Plastomers V.O.F.

DSM

DuPont Dow Elastomers L.L.C.

Elenac GmbH

Equistar Chemicals L.P.

Exxon Chemical

Mitsui Petrochemicals

Montell Polyolefins

Nova Corporation

Royal Dutch/Shell

Philips Petroleum Company

Union Carbide Corporation

Univation Technologies

                                    EXHIBIT D

                          DIRECT CHEMICAL MODIFICATION

A discrete chemical entity means a specific organometallic compound where the metal as well as all substituents and functional groups of the coordinating ligands are specified. As an example, the following compound would exemplify a discrete chemical entity TDCC could select as a Designated Compound as used under Section 4.1.3. This particular palladium (II) compound is supported by the neutral ancillary ligand as shown:


                               [COMPOUND FORMULA]

       Where Ph = phenyl group; Me = methyl group; Cy = cyclohexyl group.

If this compound were to be selected by TDCC as a Designated Compound, then a Direct Modification of this compound would be represented by the following general formula:

                               [COMPOUND FORMULA]

                  Where X and X' represent monoanionic ligands

Within this general formula R(1)-R(6), X and X' represent the groups that may be modified. R(1)-R(6) may be modified with any group provided that said group does not bind to the metal to change the ligand class from a (2,0) ligand as defined in the Research Plan.

                                    EXHIBIT E

                         LIST FOR INITIAL CHEMISTRY FTES


Howard Turner*

Rodney Howden

Jeff Norris

Miroslav Petro

Anne LaPointe*

Vince Murphy*

Mike Krohn

Ursala Tracht

Cheryl Lund*

Tom Boussie*

Keith Hall*


"Key Personnel" are marked with "*"






                                      -39-